Stradley Ronon Stevens & Young, LLP
Suite 2600
2005 Market Street
Philadelphia, PA 19103-7018
Telephone 215.564.8000
Fax 215.564.8120
www.stradley.com

Michael P. O’Hare
mohare@stradley.com
215.564.8198

May 24, 2021

Board of Directors, Jacob Funds Inc.
c/o Jacob Asset Management of New York LLC
727 2nd Street #106
Hermosa Beach, CA 90254

Re:    Post-Effective Amendment No. 42 to the Registration Statement of Jacob Funds Inc.

Ladies and Gentlemen:

We have acted as counsel to Jacob Funds Inc. (the “Company”), a Maryland corporation, in connection with the issuance and sale by the Company of its Four Billion (4,000,000,000) shares of stock, of a par value of $0.001 per share, and an aggregate par value of Four Million Dollars ($4,000,000) (the “Shares”), of the Jacob Forward ETF series of the Company (the “Fund”).

This opinion is furnished in accordance with the requirements of Item 28(i) of Form N1A under the Investment Company Act of 1940 (the “Investment Company Act”) and the Securities Act of 1933 (the “Securities Act”).
We have reviewed the Company’s Articles of Incorporation and By-Laws, resolutions adopted by the Company’s Board of Directors in connection with the creation, authorization, issuance and sale of the Shares, and such other legal and factual matters as we have deemed appropriate.

We have also examined the Registration Statement on Form N-1A filed by the Company, on behalf of the Fund (the “Registration Statement”) under the Investment Company Act and the Securities Act, all as amended to date, as well as other items we deem material to this opinion.
In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified, conformed or photostatic copies and the authenticity of the originals of such copies. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others.

Board of Directors, Jacob Funds Inc.
May 24, 2021

This opinion is based exclusively on the provisions of the applicable laws of the State of Maryland, as amended, governing the issuance of shares of the Company, and does not extend to the securities or “blue sky” laws of the State of Maryland or other states.

We have assumed the following for purposes of this opinion:

1.    The Shares will be issued in accordance with the Company’s Articles of Incorporation and By-Laws, and resolutions of the Company’s Board of Directors relating to the creation, authorization, issuance and sale of the Shares.

2.    The Shares will be issued against payment therefor as described in the Prospectus and the Statement of Additional Information relating thereto included in the Registration Statement.

On the basis of the foregoing, it is our opinion that, when the Registration Statement becomes effective under the Investment Company Act and Securities Act, the Shares will, when sold in accordance with the Registration Statement, be validly issued, fully paid and non-assessable.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement of the Company and we further consent to reference in the Registration Statement of the Company to the fact that this opinion concerning the legality of the issue has been rendered by us.

Very truly yours,

STRADLEY RONON STEVENS & YOUNG, LLP

By:     /s/ Michael P. O’Hare
    Michael P. O’Hare